Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made as of February 6 2016.

B E T W E E N:

Edward Karthaus of the City of Oakville,

(the “Employee”)

OF THE FIRST PART

- and -

Yappn Corp. a corporation incorporated pursuant to the
laws of the State of New York and carrying
on business in the Province of Ontario

(the “Employer”)

OF THE SECOND PART

(Collectively, the “Parties”)

WHEREAS:

A.	The Employer wishes to retain the services of the Employee as an employee of the Employer.

B.	The Employee wishes to become an employee of the Employer.

C.	The Parties have agreed that the employment of the Employee by the Employer shall be in accordance with the provisions of this Agreement.

IN CONSIDERATION OF the promises and mutual covenants contained in this Agreement the Parties agree as follows:

ARTICLE 1 – APPOINTMENT AND DUTIES

1.1	Commencement: The Employee shall commence employment on February 22, 2016 or such earlier date as agreed upon between the Parties (the “Start Date”).

1.2	Position: Upon commencing employment, the Employee will hold the position of President & CEO (the “Position”). The Employee will report directly to the Board of Directors or such other individual as he/she might reasonably direct or as the changing nature of the Employer’s business may require.

1.3	Duties:

(a)	The Employee shall serve the Employer, and its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario) (collectively “Affiliates”), in such capacity or capacities and perform such duties and exercise such powers pertaining to the management and operation of the Employer and any of its Affiliates as may be determined from time to time by the Chair of the Board of Directors of the Employer or his/her designate. Such capacities, duties and powers shall be consistent with the position then held by the Employee with the Employer. Despite any services the Employee may provide to the Affiliates of the Employer from time to time, the Employee understands and expressly agrees that, subject to any applicable legislation, the Employee’s employment relationship is and shall remain exclusively with the Employer.

(b)	The Employee’s duties and responsibilities upon commencing employment shall include the following:

(i)	All duties and responsibilities outlined in Schedule A to this Agreement;

(ii)	Carry out his/her duties and responsibilities with the highest level of integrity and judgment, and exercise at all times the care, skill and diligence consistent with the Employer’s policies regarding quality and service;

(iii)	Act as a director and/or officer of the Employer or any of its Affiliates as may be determined from time to time by the shareholders or Chair of the Board of Directors of the Employer in their sole discretion. The Employee acknowledges and agrees that in the event that an appointment to the Board of Directors of the Employer or as an officer of the Employer or as a director or officer of any one or more of its Affiliates shall be terminated for any reason whatsoever, the Employee shall not be entitled to any notice or compensation whatsoever with respect to the termination of such appointment;

(iv)	Be knowledgeable of, enforce and abide by the Employer’s policies and practices as they may be amended from time to time;

(v)	Use best efforts to promote the interests and goodwill of the Employer and not act or fail to act, or make or fail to make any statement, oral or written, which would injure the Employer’s business, interests or reputation; and

(vi)	Other duties that may reasonably be assigned to the Employee, provided such duties are consistent with the position then held by the Employee.

(c)	The Employee hereby confirms that he/she is qualified and competent to perform the duties and services as described in this Agreement. The Employee agrees to provide and perform his/her duties and services to the Employer in a faithful and diligent manner, to the best of his/her ability and on a full time basis. The Employee also agrees to devote all of his/her business time, attention, skill and effort exclusively to the Employer’s business at all times in compliance with the policies, procedures, directions and instructions given to the Employee by the Employer.

(d)	The Employee’s duties and services shall be performed and provided at such times and for such length of time as prudent management will require. The Employee’s hours of work may vary and be irregular so as to ensure the objectives of the Employee’s employment are met. In accordance with the provisions of the Employment Standards Act, 2000 (Ontario), as amended or replaced from time to time (“ESA”), in light of the Employee’s position overtime is not payable for hours worked in excess of the Employee’s regular hours.

1.4	Employee Loyalty Agreements: It is a condition precedent to this Agreement that the Employee executes and delivers the (a) Employee Non-Disclosure and Assignment of Intellectual Property Rights Agreement (“NDA”); and (b) Employee Non-Solicitation Agreement (the “Non-Solicitation Agreement”) in the forms attached as Schedules C and D hereto.

ARTICLE 2 – REMUNERATION AND BENEFITS

2.1	Remuneration: The remuneration of the Employee shall be calculated in accordance with Schedule B to this Agreement and payable in accordance with the Employer’s normal payroll policies in effect from time to time. Base Salary will be reviewed annually. Overall performance of the Employee’s duties and responsibilities, as well as the financial performance and strategic planning of the Employer from year to year will determine and govern future remuneration adjustments, if any. Such adjustments shall be amendments to this Agreement and shall not affect the binding nature of this Agreement.

2.2	Expenses: The Employee shall be reimbursed for all reasonable business expenses actually and properly incurred from time to time in connection with carrying out the Employee’s duties and responsibilities to the Employer and in accordance with its policies. Those policies require provision of original copies of all invoices and/or statements in respect of which the Employee seeks reimbursement.

(a)	The Corporation will provide the Executive with a monthly automobile/travel payment of one thousand two hundred and fifty dollars ($1,250) and will provide a T2200 form at the end of each calendar year.

2.3	Benefits: The Employee shall be entitled to additional benefits in accordance with Schedule B to this Agreement.

2.4	Vacation: The Employee is entitled to four weeks’ vacation every calendar year from January 1 – December 31. The Employee is entitled all the days for the balance of the current year. Except as outlined below, vacation pay is the greater of the Employee’s weekly Base Salary multiplied by the number of weeks of the Employee’s vacation entitlement, or 4% of the Employee’s annual wages calculated in accordance with the ESA. In any year in which the Employee is absent from active employment for more than 65 working days (including due to vacation, public holiday, illness, leave of absence, etc.), vacation pay will be 4% of the Employee’s annual wages calculated in accordance with the ESA. Vacation time and vacation pay are earned on a prorated basis. Vacations will only be approved for such time or times as shall be convenient to the Employer. Vacation entitlement in future years shall be determined in accordance with the Employer’s policies. Not less than two weeks’ vacation time must be taken within the year to which it relates. Any additional unused vacation entitlement and the corresponding vacation pay shall be forfeited.

2.5	Statutory Holidays: The Employee is entitled to nine paid days off for public (statutory) holidays in accordance with the ESA, as well as the first Monday in August as if it were a public (statutory) holiday under the ESA.

ARTICLE 3 – TERMINATION

3.1	Resignation: The Employee shall provide the Employer with not more or less than 30 days’ notice of resignation from employment. Subject to any reduction or elimination of the working notice period as detailed below, during such period the Employee shall co-operate to help ensure the smooth transition of his/her duties to other employees of the Employer as directed by it. During such a transition, the Employer reserves the right to limit access of the Employee to the Employer’s resources, premises and information. The Employer may, in its sole discretion, elect to make the Employee’s resignation effective immediately or at any time prior to the end of the working notice period provided. Upon making such an election, the Employer shall provide the Employee with continued group insurance benefit coverage to the end of the notice period and, subject to the specific provisions of this Agreement, payment in lieu of the notice equal to the amounts which the Employee would have earned to the end of the working notice period provided. No further amounts of notice or payment in lieu of notice will be due to the Employee.

3.2	Death: Employment will terminate on the date of death of the Employee and all amounts earned to that date shall be paid to the Employee’s estate.

3.3	Cause: Unless otherwise required by the ESA, the Employee’s employment may be terminated by the Employer without notice and without payment in lieu of such notice at any time for Cause. Upon termination of the Employee’s employment for Cause, unless otherwise required by the ESA, the Employee’s group insurance benefit coverage will cease immediately and the Employee will be provided with payment of only those amounts earned to the effective date of termination. “Cause” to terminate the Employee’s employment shall mean:

(a)	Any act or omission which constitutes just cause at law;

(b)	A material breach of the provisions of this Agreement;

(c)	Any material violation of an established policy, rule, practice or procedure of which the Employee has been made aware, either verbally or in writing;

(d)	Repeated insubordination including the failure to follow a lawful direction of the Employer after receiving specific verbal or written notice of the direction from the Employer;

(e)	Dishonesty including, without limitation, theft or embezzlement of funds or property of the Employer, its Affiliates, customers or suppliers, or perpetrating a fraud on or affecting the Employer, its Affiliates, customers or suppliers;

(f)	Any breach of a fiduciary or other duty including, without limitation, the unauthorized use of the Employer’s time or resources for other matters or conflicts of interest; and

(g)	Any intentional or grossly negligent disclosure by the Employee of Confidential Information as defined in the NDA;

3.4	Incapacity: The Employee’s active and full-time participation in the business of the Employer is one of the essential duties of his/her position, and the Employee’s inability to do so for an extended period of time or for frequent periods in a relatively short period of time will create undue hardship for the Employer. Accordingly, subject to any requirement pursuant to applicable human rights legislation and except as prohibited by law, if the Employee is incapable of performing the essential duties of his/her employment because he/she becomes “Totally Disabled” (defined as the Employee’s failure to perform the essential duties or requirements of employment on a full time basis for a period of 4 consecutive months, his/her failure to perform such duties for a total of more than 65 working days in any single 6 month period, or a determination of such total disability for such period by the Employee’s own physician or a physician chosen by the Employer following a reasonable medical examination, to which examination the Employee hereby consents), the Employee’s employment may be terminated upon providing the minimum pay in lieu of notice, as well as a severance payment calculated on a basis that is reasonable and customary for executives within the industry at his level, taking into account his previous employment at the time he was recruited by the Employer, together with his performance, compensation and length of service with the Employer at the time of termination. Such severance pay will include pay in lieu of notice. In such circumstances the Employee will be eligible to make a claim under and receive benefits pursuant to any applicable disability policy in accordance with its terms.

3.5	Without Cause:

(a)	The Employer may terminate the Employee’s employment without cause upon providing the Employee with a severance payment calculated on a basis that is reasonable and customary for executives within the industry at his level, taking into account his previous employment at the time he was recruited by the Employer, together with his performance, compensation and length of service with the Employer at the time of termination. Such severance pay will include pay in lieu of notice. In the event that the Employee is a participant in the Employer’s Stock Option Plan at the time of termination, the treatment of his options will be governed by the terms of the Stock Option Plan in effect.

(b)	The provisions of this Agreement in respect of the termination of the Employee’s employment without Cause shall remain in full force and effect throughout the period of the Employee’s employment notwithstanding the length of that employment and any changes in the Employee’s employment, including changes in his/her title, position, duties, level of responsibility, reporting structure, remuneration, and location.

(c)	In the event the Employee is found by a Court of competent jurisdiction to have been constructively dismissed by the Employer, or that the Employer did not have Cause to terminate the Employee’s employment, any entitlement to payment in lieu of notice and continued participation in benefit plans shall be limited to the amounts detailed in this Section 3.5.

ARTICLE 4 – REPRESENTATIONS, WARRANTIES & ACKNOWLEDGEMENTS

4.1	Employee: The Employee represents, warrants and acknowledges to the Employer the following:

(a)	As at the date of acceptance of this offer, the Employee is legally eligible to work in Canada for the Employer and is not aware of any circumstances which may cause the Employee to become ineligible to do so in the future.

(b)	All statements and representations made in any application forms, resumes, curricula vitae, letters or other materials submitted by the Employee or on his/her behalf in respect of his/her application for employment with the Employer are absolutely true and correct. Any false statement, misrepresentation or omission is sufficient to disqualify the Employee from consideration for employment, could result in a withdrawal of this offer of employment, and shall constitute Cause for the immediate termination of employment, regardless of seniority or other considerations, without notice or pay in lieu of notice.

(c)	The Employee has furnished the Employer with copies of any and all agreements, documents or instruments, if any, to which the Employee is a party or by which the Employee may be bound and which may restrict the Employee in the performance of his/her duties for the Employer. The Employee is not bound by any restrictive covenant, whether written or oral, or other contractual term in favour of any previous employer or other person, firm, corporation or other entity (“Person”) except as disclosed, and the Employee is not aware of any other facts or circumstances which would prevent or restrict in any way his/her ability to serve the Employer and fulfill the full scope of his/her duties and responsibilities to the Employer except as disclosed.

(d)	The Employee will not use or disclose any confidential or proprietary information from any former employer or other Person which is in his/her power, possession or control and which use or disclosure could give rise to a legal claim against either the Employee or the Employer. The Employer specifically advises the Employee that it does not wish, nor will it knowingly permit the Employee to use or disclose such information in the context of performing his/her duties for the Employer.

(e)	The Employee is not presently subject to any legal actions, claims or administrative proceedings, including, without limitation, securities regulation rulings, judgments or proceedings, bankruptcy or insolvency proceedings, or Canada Revenue Agency audits or proceedings, which could affect his/her ability to perform his/her duties and responsibilities hereunder.

(f)	The Employee acknowledges that the Employer has the right to change its existing policies and practices and to establish new policies and practices from time to time regarding its employees without causing a termination of the Employee’s employment, a breach of this Agreement or constructive dismissal. To the extent they are not inconsistent with the terms of this Agreement, the Employee shall be bound by such policies and practices as they may be changed or implemented from time to time.

(g)	The Employee’s agreement to the covenants and restrictions contained in this Agreement are the essence of this Agreement and constitute a material inducement to the Employer to enter into this Agreement and to employ the Employee.

(h)	The Employee will not, during his/her employment or thereafter, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks, including the repetition or distribution of derogatory rumours, allegations, negative reports or comments, which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Employer or any of its Affiliates or their respective shareholders, directors, officers or employees.

(i)	All covenants, provisions and restrictions in this Agreement are reasonable as between the Parties because they are reasonable and valid in the context of the Employee’s employment with the Employer. Compliance with the obligations in this Agreement will not unduly restrict or curtail the Employee’s legitimate efforts to earn a livelihood in his/her chosen area of endeavour following the Employee’s employment. All covenants, provisions and restrictions in this Agreement are reasonable with reference to the public interest in free and open competition based upon the Parties’ knowledge of the market and the industry in which the Employer is engaged. Any court of competent jurisdiction shall be ignoring the intention of the Parties and the Parties’ reasoned assessment of the reasonableness of the restrictions with reference to the public interest in free and open competition should it find otherwise. The Employee waives all defences to the strict enforcement of all such covenants, provisions and restrictions by the Employer.

(j)	In the event of a breach or threatened breach of the covenants, provisions and restrictions contained in this Agreement, the Employer shall be entitled to obtain from any court of competent jurisdiction interim, interlocutory and permanent injunctive relief to prevent or restrain such breach or threatened breach, and an accounting of all profits and benefits arising out of such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Employer may be entitled at law or in equity.

(k)	The restrictions and covenants in favour of the Employer contained in this Agreement shall be construed independent of any other provision of this Agreement. The existence of any claim or cause of action by the Employee against the Employer, whether based upon a right pursuant to or a breach of this Agreement or otherwise, shall not constitute a defence to the enforcement of the covenants and restrictions contained in this Agreement in favour of the Employer.

ARTICLE 5 – GENERAL

5.1	Extended Meanings: In this Agreement, words importing the singular number include the plural and vice versa, and words importing gender include all genders.

5.2	Headings: The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect its construction or interpretation.

5.3	Laws of Ontario: Except for that body of law related to conflict of laws, this Agreement shall be governed by and performed, construed and enforced in accordance with the laws in force in the Province of Ontario and shall be treated in all respects as an Ontario contract. Any dispute in respect of this Agreement, including its applicability to the relationship between the Parties, shall be commenced and continued only in Ontario before the appropriate court of competent jurisdiction, and each of the Parties hereby attorns to such jurisdiction.

5.4	Business Day: Shall mean any day which is not a Saturday, Sunday or a public holiday in the Province of Ontario.

5.5	Entire Agreement: This Agreement, the NDA and the Non-Competition/ Non-Solicitation Agreement of even date which form part of this Agreement (collectively, the “Agreement”), Stock Option Plan/Agreement constitute the entire agreement between the Parties pertaining to the Employee’s employment and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the Employee’s employment except as specifically set forth herein.

5.6	Severability: If any provision of this Agreement or part thereof is declared to be void, voidable, invalid, illegal, ineffective, frustrated or unenforceable by any court of competent jurisdiction, the remainder of the provision and this Agreement and the application thereof to either of the Parties shall not be affected thereby. Each provision of this Agreement or part thereof shall be separately valid and enforceable to the fullest extent permitted by law.

5.7	No Waiver of Breach: No failure by either party to pursue any remedy resulting from a breach of this Agreement by the other shall be construed as a waiver of that breach, or as a waiver of any subsequent or other breach.

5.8	Enforceability: Notwithstanding any other provision in this Agreement to the contrary, the provisions of the NDA and the Non-Competition/ Non-Solicitation Agreement shall survive the termination of this Agreement and shall remain in full force and effect thereafter.

5.9	Assignment: Without the Employee’s consent the Employer may assign the benefit of this Agreement to an Affiliate or successor to the portion of its business in which the Employee is involved, whether by sale or other transfer, and such assignment shall not constitute a termination of the Employee’s employment provided the assignee agrees to comply with all of the obligations of the Employer under this Agreement. The Employee may not assign his/her responsibilities pursuant to this Agreement to another party.

5.10	Successors and Assigns: The Parties’ respective rights and obligations pursuant to this Agreement, where the context permits, shall enure to the benefit of and be binding upon their respective heirs, executors, administrators, successors and permitted assigns. The Parties each covenant and agree that their respective heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

5.11	Employment Standards: The provisions of the ESA are deemed to be incorporated herein and shall prevail if greater. Any reference to ESA in this Agreement or specific sections of the ESA shall be deemed to refer to the provisions of the ESA in effect at the time of the action or inaction under consideration. We attach a copy of an informational document regarding the ESA,

5.12	Privacy: The Employee hereby acknowledges and agrees that, in the course of administering the employment relationship, the Employer may transfer or disclose personal information regarding the Employee to various service providers including, without limitation, organizations or individuals retained by the Employer to perform functions on its behalf such as payroll providers, security providers, benefit and insurance agents and providers, auditors, and banks.

5.13	Counterparts: This Agreement may be executed in two or more counterparts, each of which so executed shall be deemed to be an original, constituting good and valid evidence of this Agreement, and such counterparts taken together all constitute one and the same Agreement.

5.14	Obligations to Survive: Nothing in this Agreement is intended to or shall be construed so as to limit any obligations owing by the Employee to the Employer as a matter of law or equity.

5.15	Notices: Any notice required or authorized to be given by any party to the other in accordance with the provisions of this Agreement, unless otherwise specifically stipulated, shall be in writing and delivered personally, or sent via facsimile, electronic mail or functionally equivalent electronic means of recorded communication. This notice shall be addressed to the Parties as follows:

(a)	if to the Employee, at:

2400 Eden Valley Drive

Oakville, Ontario, L6H 6K9

ed@karthaus.ca

(b)	if to the Employer, at:

1001 Avenue of the Americas, 11th Floor

New York, NY, 10018

Fax:      1-905-763-6175 or CFO email address

Attention:      Chief Financial Officer

and shall be considered to have been received the same Business Day it was delivered by hand or sent by facsimile, electronic mail or functionally equivalent electronic means of recorded communication. Personal delivery shall include delivery by a commercial courier, which delivery shall be deemed to have been received on the second Business Day following pick-up of the notice by the courier from the sending party. Any notice sent by mail shall be deemed to have been received on the fifth Business Day following the date of mailing. Any party hereto may at any time give notice in writing, as provided for above, to the other of any change of address of the party giving such notice, and from and after the giving of such notice, the address therein specified shall be deemed to be the address of such party for the giving of notices hereunder.

5.16	Independent Legal Advice: The Employee acknowledges that he/she has been advised that he/she should obtain independent legal advice with regard to this Agreement. The Employee expressly declares that he/she has sought such legal advice or waived his/her right to do so.

5.17	Currency: All dollar amounts herein are expressed in Canadian dollars, unless otherwise stated.

5.18	Written Amendments: No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by both of the Parties.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
)
	)	/s/ Edward Karthaus		l/s
Witness	)	Edward Karthaus

)
	)	Yappn Corp.
)
	)	By:	/s/ David Berry
	)	Name:	David Berry
	)	Title:	Director

I/We have authority to bind the Employer

SCHEDULE A

Job Description

●	Design and implement short and long term plan for Yappn corp.

●	Oversee and evaluate all divisions of the company and its employees.

●	Design and implement a sales and marketing strategy.

●	Optimize cost structure of the company

●	Help in financing road show.

●	In general build Yappn into a revenue producing company in its niche technology space with the goal of an exit strategy within two to three years

SCHEDULE B

SALARY AND BENEFITS

1.1	Base Salary: The “Base Salary” of the Employee will be at the fixed rate of $225,000 per annum, earned on a prorated basis and payable in accordance with the Employer’s normal payroll policies in effect from time to time, and subject to normal withholding obligations as well as statutory and other deductions including group insurance premiums and any other deductions authorized by the Employee.

1.2	Stock Option Plan: Subject to the terms of the Stock Option Plan to be introduced by the Employer imminently/ in effect at the time of the commencement of the Employee’s employment (the “SOP”), and contingent upon the approval of the Compensation Committee of the Employer’s Board of Directors to be granted in its sole and unfettered discretion, the Employer shall provide the Employee with the option to purchase three million common shares of the Employer at a price to be determined in accordance with the terms of the SOP. These options will vest in 5 equal amounts starting on June 1, 2016 and continuing for 4 years on June 1st of each year. In addition the employee will also be eligible to receive an option to purchase common shares at a price to be determined at the time of the reward and in accordance with the terms of the SOP the amount of which will be determined on the basis of meeting or exceeding certain mutually agreed upon milestones which will be determined within thirty days of the employee’s start date. If granted, the options will vest on the schedule detailed in the terms of the SOP or the terms of the Stock Option Agreement which the Employee will be required to execute upon the granting of the options. The Employee’s participation in the SOP will be strictly governed by its terms as they may be amended from time to time and the Stock Option Agreement.

1.3	Group Insurance Benefits: The Employee will be eligible to make application to participate in such group insurance benefit plans presently enjoyed by other employees of the Employer at a similar level of responsibility. The Employee’s eligibility, participation and coverage in respect of any plans are governed and shall be interpreted in accordance with the written terms of the contract between the Employer and the insurer (or other provider).

1.4	Bonus: The Employee shall be eligible to receive a discretionary bonus, conditional upon the following criteria:

(a)	80% of the Employee’s Bonus shall be calculated based on the Employee and Employer’s financial performance. In order to receive a bonus, one of the following criteria must be met:

(i)	$3.5 million of new revenue generated and realized within twelve (12) months of the Start Date and Minimum of five (5) new recurring revenue contracts being signed within twelve (12) months of the Start Date; or

(ii)	$5 million of new revenue generated and realized within twenty-four (24) months of the Start Date and Minimum of five (5) new recurring revenue contracts being signed within twelve (12) months of the Start Date.

(A)	For clarity, it is understood and acknowledged that the Employee will only receive one Bonus payment pursuant to section 1.4 of the herein Schedule B. Payment of a Bonus pursuant to section 1.4(a)(i) will result in section 1.4(a)(ii) becoming null and void.

(b)	Payment of a Bonus pursuant to section 1.4(a)(i) or 1.4(a)(ii) shall be paid on a pro-rated basis upon satisfaction of 75% of the revenue target established therein, to a maximum payout of 200% of Base Salary.

(c)	20% of the Employee’s Bonus shall be based on the Employer’s discretionary evaluation of the Employee’s leadership effectiveness and relationship with the Board.

Bonus Payments are awarded on the final pay period one (1) month after close of business of Period Q4 May 31 2016. The Employee is not entitled to receive any portion of the bonus unless the Employee is “actively employed” on the date the bonus is paid. For the purpose of this Agreement, the Employee will cease to be actively employed effective immediately upon resignation, death, the date upon which he becomes totally disabled, or the date upon which the Employee is terminated with cause (regardless of whether the Employee receives compensatory payments or salary in lieu of notice).

All bonus payments include a base amount plus vacation pay (calculated at 4%) in respect of that base amount. Accordingly, no additional amount is payable on bonus amounts in respect of vacation pay.

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SCHEDULE C

EMPLOYEE NON-DISCLOSURE AND ASSIGNMENT OF
INTELLECTUAL PROPERTY RIGHTS AGREEMENT

TO:	Yappn Corp. (the “Corporation”)

In consideration of employment with the Corporation and in accordance with my written employment agreement with the Corporation (the “Employment Agreement”), I hereby execute this Employee Non-Disclosure and Assignment of Intellectual Property Rights Agreement (this “Agreement”) and covenant, acknowledge and agree as follows:

1.	Confidential Information. In the course of carrying out my duties under the Employment Agreement, I will have access to Confidential Information (as hereinafter defined) of the Corporation and its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario) (collectively, the “Group”). The Confidential Information is a valuable asset of the Corporation and its disclosure to competitors, business partners and/or customers of any member of the Group or to the general public would be highly detrimental to the interests of the Group. The Confidential Information is the exclusive property of one or more members of the Group and is to be used or disclosed only as necessary during the course of my employment with the Corporation.

2.	No Use or Disclosure. I will not use, copy, destroy or disclose any Confidential Information of which I become aware during the course of my employment or at any time thereafter, except as reasonably required to perform the regular duties of my employment. This includes, without limitation, exploiting, exercising judgment or performing analysis, directly or indirectly based upon knowledge of Confidential Information. I will take all steps required by policies of the Corporation and which are otherwise reasonably necessary to prevent the unauthorized disclosure of any of the Confidential Information to any person, firm, corporation or other entity (“Person”), except to other employees of the Corporation who require such Confidential Information to perform their duties and responsibilities and authorized service providers of the Corporation, whether as a result of casual observation, unauthorized perusal, or other abuse. I will immediately notify the Corporation if any of the Confidential Information in my power, possession or control is lost, stolen, compromised or otherwise ceases to be in my power, possession or control. I understand that the deliberate or grossly negligent violation of this Section 2 during my employment shall result in immediate dismissal from my employment for cause.

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3.	Definition of Confidential Information. For the purposes of this Agreement, “Confidential Information” means the following which is held or used by one or more members of the Group in their businesses, and which is owned by, licensed to, assigned to, or belongs to any member of the Group, legally or otherwise, or in which any member of the Group has a proprietary interest, including that which has been provided to any member of the Group by a third party (including, without limitation, customers and suppliers of the Corporation) and which that party reasonably expects will be kept confidential, regardless of whether it is in tangible or intangible form:

(i)	Any information regarding any member of the Group’s past, present, contemplated and future business and business activities including, without limitation, research, development, design, manufacture, marketing, sale, rental, licensing and distribution of its past, present, contemplated and future products and services, including strategies, tactics, policies, resolutions, applications for patents, trademarks, and trade names, engineering activities, product and other plans, costs, pricing, pricing policies, quoting procedures, discount structures, rebate and advertising allowances, market surveys, forecasts, market strategies, contractual terms with suppliers, financial information and statements, sales and performance data, income, profit, profitability, margins, inventory management programs, debt arrangements, equity structure, financing plans, potential ventures including acquisitions, sales, business arrangements and other transactions, opportunities for new markets, products and services which have been disclosed to, investigated, studied or considered by any member of the Group, and the manner in which any member of the Group conducts its business;

(ii)	Information relating to past or present customers of any member of the Group, or prospective customers of any member of the Group with whom it has had direct business contact, including surveys, historical and prospective sales/service information, contractual terms, product/service preferences, special needs, purchase and supply requirements and procedures, and contact information including names, positions and authorities of employees, contact numbers, addresses, and personal likes and dislikes;

(iii)	Any intellectual property, whatever its nature and form, including, without limitation, that relate to ideas, industrial and other designs, copyrightable works, inventions (whether patentable or unpatentable), creations, developments, experiments, discoveries, trade secrets, modifications, improvements, techniques, “know how”, concepts, innovations, compositions, compilations, analyses, prototypes, products, devices, tools, algorithms, designs, artworks, copy, processes, methods, programs, apparatus, technologies and uses thereof, papers, memoranda, records, reports, notes, notebooks, data, sketches, schematic and other drawings, blueprints, graphs, images, samples, prints, plans, topographies, models, specifications, formulae, data files, software, firmware, codes including object and source code files and listings, graphical files, flowcharts, structures, architectures, reference items, photographs, recordings, images, and audio and video elements;

(iv)	Any information provided or made available to me related to maintaining the security of any member of the Group’s business activities including user names, security or access codes, passwords, or personal identification numbers;

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(v)	Lists of any member of the Group’s customers, prospective customers, suppliers, distributors, employees, or service providers, including mailing lists;

(vi)	Any information related to any Work Products (as hereinafter defined), including their existence;

(vii)	Any litigation, potential litigation, disputes, or negotiations regarding disputes involving any member of the Group, except to the extent they are disclosed in the documents filed with public entities including courts or administrative tribunals;

(viii)	Personal Information as defined in any applicable privacy legislation related to any member of the Group’s customers and employees;

(ix)	Any information pertaining to my Employment Agreement or the terms and conditions of my employment with the Corporation;

(x)	Any information identified to me by the Corporation as being confidential, or that which a reasonable person, in good faith would understand to be confidential.

4.	Exceptions. Confidential Information shall not include the following:

(i)	Information that was known to me prior to my employment with the Corporation and in which the Corporation has not acquired a proprietary interest during my employment;

(ii)	Information that is generally available to the public or becomes generally available to the public by means other than a direct or indirect breach of my obligations under this Agreement or the Employment Agreement;

(iii)	General technical skills or general experience gained by me during my employment;

(iv)	Information which the Corporation has authorized in writing be disclosed as not confidential; and

(v)	Information that I am compelled by law to disclose, provided that I give the Corporation reasonable prior notice of any such disclosure and, if requested by the Corporation, I shall permit and cooperate with the Corporation in any effort by it to obtain from a court of competent jurisdiction an order protecting such information.

5.	No Public Statements. To ensure that the Corporation delivers a consistent message about its products, services and operations to the public, and in recognition that even positive statements may have a detrimental effect on the Corporation in certain circumstances including securities transactions, I agree that any statement about the Group (including its affairs, management or goods and services) which I shall create, publish or post during employment and for six months thereafter, on any media accessible by the public including, without limitation, electronic bulletin boards, social media sites, and Web-based chat rooms, shall first be reviewed and approved by the CEO of the Corporation or their designate before it is released in the public domain.

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6.	Ownership of Work Products. I shall promptly make full written disclosure to the Corporation and hereby irrevocably assign to the Corporation, without further compensation, all of my right, title and interest in and to any and all Work Products, and any and all rights and benefits resulting therefrom. I hereby waive any and all moral rights I may have in or related to the Work Products. All Work Products and the benefits thereof shall immediately become the sole and absolute property of the Corporation and its assigns, and I shall communicate, without cost or delay, and without publishing the same, all available information relating to the Work Products (with all necessary plans and models) to the Corporation. All original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are capable of being protected by copyright are to be considered “works made in the course of employment” for the purposes of the Copyright Act (Canada), as it may be amended hereafter from time to time, and a “work made for hire”.

7.	Definition of Work Products. For the purposes of this Agreement, “Work Products” means all inventions, original works of authorship, discoveries, designs, processes, algorithms, programs and software (whether in source code, executable code, object code or otherwise), developments, concepts, formulae, business methods, improvements and trade secrets, whether or not patentable or registrable under copyright or otherwise subject to protection under intellectual property laws, which I have to date or may in the future solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I have been and continue to be in the employ of the Corporation, that (a) relate to the business of the Corporation or any other Person with which the Corporation is doing business or invested in or is considering doing business with or investing in, or any of the products or services being developed, manufactured or sold by the Corporation or any other such Person, (b) relate to the Corporation’s actual or demonstrably anticipated processes, research or development, (c) result from tasks assigned to me by the Corporation, or (d) result from the use of premises, facilities or personal property (whether tangible or intangible) owned, leased or contracted for by the Corporation.

8.	Prior Inventions. I have set forth in Exhibit A attached hereto a complete list of all intellectual property that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Corporation, which I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention in Exhibit A but am only to disclose a cursory name for each such Prior Invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions, If, in the course of my employment with the Corporation, I incorporate a Prior Invention into a product, process or machine, the Corporation is hereby granted and shall have a non-exclusive royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any inventions, technology or products of the Corporation without the Corporation’s prior written consent. Any intellectual property conceived, developed or reduced to practice by me during the period of my employment and which does not constitute Work Product shall remain my sole and exclusive property and is not subject to assignment, provided same is forthwith disclosed in writing to the Corporation.

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9.	No Infringement. I represent that all work performed pursuant to my employment with the Corporation, and all Work Products which I have or will produce, did not and will not knowingly infringe upon or violate any patent, trademark, copyright, trade secret or other property right of any former employer or other Person, I will not disclose to the Corporation or use in any Work Product, any confidential or proprietary information belonging to others, unless both the owner thereof and the Corporation have first consented in a form satisfactory to the Corporation. I will not use any technology or intellectual property which is subject to any open source licensing arrangement to create any Work Product. I will not include any disabling codes or instructions in any Work Product. I represent that I have no agreement with or obligations to any Person in conflict with the foregoing.

10.	Records. I will keep and maintain adequate and current records of all Work Products made by me (solely or jointly with others) during the term of my employment with the Corporation. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Corporation. The records will be available to and remain the sole property of the Corporation at all times.

11.	Intellectual Property Registrations. I will assist the Corporation, or its designate, at the Corporation’s expense, in every proper way to secure the Corporation’s rights in the Work Products and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries and jurisdictions, including, without limitation, (i) disclosing to the Corporation all pertinent information and data with respect thereto, (ii) executing all applications, specifications, oaths, waivers of moral rights, assignments and all other instruments which the Corporation shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation the sole and exclusive right, title and interest in and to such Work Products and any copyrights, patents, trademarks or other intellectual property rights relating thereto, and (iii) the defence of any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such copyrights, patents, trademarks or other intellectual property rights. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue following the end of my employment, howsoever caused, without further compensation.

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12.	Acknowledgement of Intellectual Property Rights. I will, upon the request of the Corporation, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement. I will not dispute or contest, nor cause, assist or aid others in disputing or contesting the Corporation’s rights in and to the Work Products. I will fully cooperate with and assist the Corporation with the prevention or prosecution of any infringement of the Corporation’s rights in and to the Work Products. I will not commence an action or proceeding against any person or enter into a settlement relating to the Corporation’s rights in and to the Work Products without the Corporation’s prior written consent. I will have no rights against the Corporation, for damages or otherwise, for any failure by the Corporation to act in, or settle, any action or proceeding relating to alleged infringements or violations of the Corporation’s rights in and to the Work Products nor shall any such act or failure to act by the Corporation affect the validity or enforceability of this Agreement or the rights of the Corporation in and to the Work Products.

13.	Limited Power of Attorney. If the Corporation is unable for any reason to secure my signature to apply for or to pursue any application for any Canadian or foreign patents or copyright, trademark or other registrations covering the Work Products as assigned to the Corporation above, then I hereby irrevocably appoint the Corporation as my lawful attorney and agent, to act for and on my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity.

14.	Return of Confidential Information and Work Products. On the earlier of a request by the Corporation and the date on which I cease to be actively employed by the Corporation, howsoever caused, I shall surrender to a representative of the Corporation all Confidential Information and Work Product, and all copies and records of same then in my power, possession or control. At that same time I shall delete any electronic copies of Confidential Information and Work Product from any personal computers or other electronic devices.

15.	Covenants are Reasonable. I hereby acknowledge that the Corporation and I have agreed that all provisions in this Agreement are reasonable as between us in the context of my employment with the Corporation. I acknowledge and agree that all provisions in this Agreement are reasonable with reference to the public interest in free and open competition based upon the Parties’ knowledge of the market and the industry in which the Corporation is engaged. Specifically, I agree that any court of competent jurisdiction shall be ignoring the intention of the Parties and the Parties’ reasoned assessment of the reasonableness of such provisions with reference to the public interest in free and open competition should it find otherwise. I agree that my compliance with my obligations pursuant to this Agreement will not unduly restrict or curtail my legitimate efforts to earn a livelihood in my chosen area of endeavour following my employment with the Corporation.

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16.	Provisions Severable. If any provision or part thereof, including individual words or phrases, contained in this Agreement, to any extent and for any reason is declared to be void, voidable, invalid, illegal, ineffective, frustrated or unenforceable by any court of competent jurisdiction, the remainder of the provision and this Agreement shall not be affected thereby, and each provision of this Agreement or part thereof shall be separately valid and enforceable to the fullest extent permitted by law.

17.	Injunction. I acknowledge and agree that in the event of a breach or threatened breach of a provision of this Agreement, the Corporation shall be entitled to obtain from any court of competent jurisdiction interim, interlocutory and permanent injunctive relief to prevent or restrain such breach or threatened breach, and an accounting of all profits and benefits arising out of such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled at law or in equity. I hereby waive all defences to the strict enforcement by the Corporation of all covenants, provisions and restrictions in this Agreement.

18.	Miscellaneous.

(a)	No failure by the Corporation to pursue any remedy resulting from a breach of this Agreement by me shall be construed as a waiver of that breach, or as a waiver of any subsequent or other breach.

(b)	I acknowledge and agree that my agreement to the covenants and restrictions contained in this Agreement are the essence of this Agreement and constitute a material inducement to the Corporation to enter into this Agreement and to employ me.

(c)	This Agreement and the provisions of the Employment Agreement which relate to this Agreement constitute the entire understanding and agreement between me and the Corporation in respect of the subject matter herein contained, and supersede and replace all prior negotiations and/or agreements, whether oral or written, related thereto. There are no other oral or written collateral agreements in respect of the subject matter herein contained.

(d)	Except for that body of law related to conflict of laws, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

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(e)	I acknowledge and agree that the covenants made by me herein shall survive the termination of my employment and shall continue in full force and effect without limitation of time. The existence of any claim or cause of action by me against the Corporation, whether based upon a right pursuant to or a breach of the Employment Agreement or otherwise, shall not constitute a defence to the enforcement of the provisions of this Agreement in favour of the Corporation.

(f)	I acknowledge that the Corporation has urged me to obtain independent legal advice in respect to this Agreement and has offered me adequate opportunity to obtain such independent legal advice prior to my signing it.

(g)	The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Without my consent the Corporation may assign the benefit of this Agreement provided the assignee agrees to comply with all of the obligations of the Corporation under this Agreement. I may not transfer my responsibilities.

SIGNED, SEALED AND DELIVERED	)
)
	)		l/s
Witness	)	Yappn Corp.

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SCHEDULE D

EMPLOYEE NON-SOLICITATION AGREEMENT

TO:	Yappn Corp. (the “Corporation”)

In consideration of my employment with the Corporation and in accordance with my written employment agreement with the Corporation (the “Employment Agreement”), I hereby execute this Employee Non-Solicitation Agreement (this “Agreement”) and covenant, acknowledge and agree as follows:

Relationship

1.	By reason of my employment with the Corporation, I will receive the value and advantage of special training, skills, expert knowledge and experience, as well as contact with existing and prospective customers of the Corporation, its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario) (collectively “Affiliates”) and other employees of the Corporation. In the course of my employment, I will also be assigned duties that will give me Confidential Information (as defined in the Non-Disclosure and Assignment of Intellectual Property Rights Agreement between the Corporation and me) as it relates to the conduct and details of the Corporation’s and its Affiliates’ businesses and which will result in irreparable injury to the Corporation and its Affiliates which could not be adequately compensated by monetary damages if I were to unfairly compete with them, and/or use or disclose such Confidential Information and/or Work Product (as defined in such Non-Disclosure and Assignment of Intellectual Property Rights Agreement). I also acknowledge that I would necessarily and inevitably use or disclose such Confidential Information and/or Work Product in the course of such employment or business venture.

Non-Solicitation

2.	I shall not, either directly or indirectly, individually or in partnership, jointly or in conjunction with any other person, firm, corporation or other entity (“Person”), in any capacity whatsoever including, without limitation, as agent, shareholder, employee, or consultant, except upon the request and on behalf of the Corporation, during my employment and for the period of twelve months following the date that I cease to be actively employed by the Corporation, regardless of who initiated the end of the employment relationship, do any of the following:

(a)	In any way which is competitive with the businesses carried on by the Corporation or any of its Affiliates as at the date that I cease to be actively employed by the Corporation, or which could have a detrimental effect upon those businesses.

(i)	solicit;

(ii)	have business contact with; or

(iii)	within the geographic regions of North America accept any business from or the patronage of, or provide any product or service to, sell or lease to, or contract with,

any Person with whom I had direct dealings as a representative of the Corporation or any of its Affiliates and who or which is then either (A) a customer of the Corporation or any of its Affiliates; or (B) a prospective customer of the Corporation or any of its Affiliates with whom the Corporation or any of its Affiliates is then having direct business communication related to a specific opportunity or has had direct business communication related to a specific opportunity during the twelve (12) month period immediately preceding the date upon which I cease to be actively employed by the Corporation. For these purposes, “direct dealings” means direct communications with/by me (whether in person or otherwise) for the purposes of servicing, selling or marketing on behalf of the Corporation, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass-marketing communications directed to multiple customers or prospective customers.

(b)	In respect of any Person employed or engaged by the Corporation or any of its Affiliates on the last day of my active employment, save and except any person employed or engaged by the Corporation in an exclusively clerical position, (i) offer employment to them; (ii) in any manner employ or engage them; (iii) interfere with their employment or engagement with the Corporation; or (iv) encourage or entice them to terminate their employment or reduce the level or scope of their engagement with the Corporation, irrespective of whether such Person would commit any breach of their contract with the Corporation by altering or ending their relationship with the Corporation or any of its Affiliates.

(c)	In respect of any Person which is a business partner or supplier of goods and/or services to the Corporation or any of its Affiliates on the last day of my active employment, encourage or entice them to terminate their relationship or reduce the level or scope of their relationship with the Corporation or any of its Affiliates, irrespective of whether such Person would commit any breach of their contract with the Corporation by altering or ending their relationship with the Corporation or any of its Affiliates.

3.	I hereby acknowledge that the Corporation and I have agreed that all provisions in this Agreement are reasonable as between me and the Corporation in the context of my employment with it. I acknowledge and agree that all provisions in this Agreement are reasonable with reference to the public interest in free and open competition based upon the parties’ knowledge of the market and the industry in which the Corporation is engaged. Specifically, I agree that any court of competent jurisdiction shall be ignoring the intention of the parties and the parties’ reasoned assessment of the reasonableness of the provisions with reference to the public interest in free and open competition should it find otherwise. I agree that my compliance with my obligations pursuant to this Agreement will not unduly restrict or curtail my legitimate efforts to earn a livelihood in my chosen area of endeavour following my employment with the Corporation.

Miscellaneous

4.	If any provision or part thereof, including individual words or phrases, contained in this Agreement, to any extent and for any reason is declared to be void, voidable, invalid, illegal, ineffective, frustrated or unenforceable by any court of competent jurisdiction, the remainder of the provision and this Agreement shall not be affected thereby, and each provision of this Agreement or part thereof shall be separately valid and enforceable to the fullest extent permitted by law. If such a provision may be made enforceable or effective by imposing limitations, particularly in respect of its scope in terms of time or territory, such limitations shall be imposed and made so as to render such provision enforceable and effective to the fullest extent permissible by law.

5.	I acknowledge and agree that in the event of a breach or threatened breach of a provision contained in this Agreement, the Corporation shall be entitled to obtain from any court of competent jurisdiction interim, interlocutory and permanent injunctive relief to prevent or restrain such breach or threatened breach, and an accounting of all profits and benefits arising out of such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled at law or in equity. I hereby waive all defences to the strict enforcement by the Corporation of all covenants, provisions and restrictions in this Agreement.

6.	No failure by the Corporation to pursue any remedy resulting from a breach of this Agreement by me shall be construed as a waiver of that breach, or as a waiver of any subsequent or other breach.

7.	I acknowledge and agree that my agreement to the covenants and restrictions contained in this Agreement are the essence of this Agreement and constitute a material inducement to the Corporation to enter into this Agreement and to employ me.

8.	This Agreement and the provisions of the Employment Agreement which relate to this Agreement constitute the entire understanding and agreement between me and the Corporation in respect of the subject matter herein contained, and supersede and replace all prior negotiations and/or agreements, whether oral or written, related thereto. There are no other oral or written collateral agreements in respect of the subject matter herein contained.

9.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

10.	I acknowledge and agree that the covenants made by me herein shall survive the termination of my employment and shall continue in full force and effect. The existence of any claim or cause of action by me against the Corporation, whether based upon a right pursuant to or a breach of the Employment Agreement or otherwise, shall not constitute a defence to the enforcement of the provisions contained in this Agreement in favour of the Corporation.

11.	I acknowledge that the Corporation has urged me to obtain independent legal advice in respect to this Agreement and has offered me adequate opportunity to obtain such independent legal advice prior to my signing it.

12.	The provisions of this Agreement shall be binding upon and enure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Without my consent the Corporation may assign the benefit of this Agreement provided the assignee agrees to comply with all of the obligations of the Corporation under this Agreement. I may not transfer my responsibilities.

SIGNED, SEALED AND DELIVERED	)
)
	)		l/s
Witness	)	Yappn Corp.